                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             THE CHUBB CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                             THE CHUBB CORPORATION
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                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of The Chubb Corporation will be held at 15 Mountain View Road, Warren, New Jersey on April 25, 1995 at 11:00 A.M., local time, for the following purposes:

          1. To elect fourteen Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and shall qualify.

          2.  To approve the selection of independent auditors for the year
     1995.

          3. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on March 6, 1995 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                      By order of the Board of Directors,

                                            HENRY G. GULICK
                                                 Vice President and Secretary
Dated:  March 14, 1995
--------------------------------------------------------------------------------

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE PROXY SUBMITTED HEREWITH, IN THE ENCLOSED ADDRESSED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------
                                PROXY STATEMENT
                               ------------------

                                                                  March 14, 1995

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of The Chubb Corporation to be voted at the Annual Meeting of Shareholders on April 25, 1995 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See "Voting, Solicitation of Proxies and Shareholder Proposals".

     A copy of the Corporation's Annual Report to Shareholders for 1994 has been previously mailed to all Shareholders. This Proxy Statement and Proxy are first being mailed to Shareholders on March 14, 1995.

     As of March 6, 1995, the record date for the determination of Shareholders entitled to vote at the Annual Meeting, 86,901,145 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

     THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF ITS COMMON STOCK ON SUCH RECORD DATE, UPON RECEIPT OF A WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE CHUBB CORPORATION TO THE ATTENTION OF HENRY G. GULICK, VICE PRESIDENT AND SECRETARY, 15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615.

     The Corporation is a holding company and is principally engaged, through subsidiaries, in the businesses of property and casualty insurance, life and health insurance and real estate development. Its principal subsidiaries are Chubb & Son Inc., Federal Insurance Company ("Federal"), Pacific Indemnity Company ("Pacific"), Vigilant Insurance Company ("Vigilant"), Great Northern Insurance Company ("Great Northern"), Chubb Insurance Company of Canada ("Chubb Canada"), Chubb Insurance Company of Australia, Limited, Chubb Insurance Company of Europe, S.A., Chubb Life

Insurance Company of America ("Chubb Life"), The Colonial Life Insurance Company of America and Bellemead Development Corporation ("Bellemead").

                             ELECTION OF DIRECTORS

     The following persons have been nominated by the Board of Directors to serve as Directors until the next Annual Meeting of Shareholders and until their respective successors shall be elected and shall qualify. All of the nominees were elected as members of the Board of Directors at the Annual Meeting in 1994 except Messrs. David H. Hoag and Raymond G. Seitz, who were elected by the Board of Directors at its meetings held in September and December 1994, respectively. Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the number of Directors to be elected at fourteen. In the event that any of the nominees should be unable or unwilling to serve as a Director, it is intended that the Proxy will be voted for such person, if any, as shall be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a Director.

                             NOMINEES FOR DIRECTOR

     NAME      AGE(1)
     ----      ------
John C. Beck 63
     Managing Partner, Beck, Mack & Oliver, an investment counselling firm.
     Mr. Beck has been associated with Beck, Mack & Oliver since 1958 and first became a partner in 1962. He was a Director of Bellemead from 1984 to 1989. He first became a Director of the Corporation in 1988. Mr. Beck is also a Director of Russell Reynolds Associates, Inc.

Percy Chubb, III 60
     Vice Chairman of the Corporation since June 1986. Prior to his election as Vice Chairman, Mr. Chubb had been an Executive Vice President since 1981. He is also Vice Chairman of Chubb & Son Inc., Bellemead and Chubb Life, a Senior Vice President of Federal and Chairman of Chubb Canada. Mr. Chubb has been associated with Chubb & Son Inc. since 1958. He first became a Director of the Corporation in 1978.

    NAME      AGE(1)
    ----      ------
Joel J. Cohen 57
     Managing Director, Investment Banking Department, and Director, Mergers and Acquisitions, Donaldson, Lufkin & Jenrette Securities Corporation since October 1989. Mr. Cohen was a consultant from February 1988 until October 1989. Mr. Cohen had been General Counsel: Presidential Task Force on Market Mechanisms from November 1987 through January 1988 and a Partner of Davis Polk & Wardwell, attorneys, until September 1987. He had been associated with Davis Polk & Wardwell from 1963 until September 1987 and a Partner since 1969. He first became a Director of the Corporation in 1984. Mr. Cohen is also a Director of GTECH Holdings Corporation, Maersk, Inc., Maersk Line, Limited and Atlantic Pacific Marine Corporation.

Henry U. Harder 70
     Retired. Prior to June 1988, Mr. Harder had been Chairman and Chief Executive Officer of the Corporation since 1981. Until June 1986, he had in addition been President and Chief Executive Officer since 1980. Mr. Harder had been associated with Chubb & Son Inc. since 1948. He first became a Director of the Corporation in 1974. Mr. Harder is also a Director of Mid Ocean Ltd.

David H. Hoag 55
     Chairman, President and Chief Executive Officer, The LTV Corporation since January 1991 and President and Chief Executive Officer of LTV Steel Company from 1983 until 1990. He continues as Chief Executive Officer of LTV Steel Company. Mr. Hoag has been associated with The LTV Corporation since 1960. He first became a Director of the Corporation in September 1994. Mr. Hoag is also a Director of The LTV Corporation and Lubrizol Corporation. Mr. Hoag is also Chairman of the Board of Trustees of Allegheny College and Chairman of Cleveland Tomorrow.

Robert V. Lindsay 69
     Former President and former Director of J. P. Morgan & Co. Incorporated and its wholly-owned subsidiary, Morgan Guaranty Trust Company of New York, and Chairman of the latter's International Council from 1987 to 1989. Mr. Lindsay had been associated with The Morgan Bank from 1949 until his retirement in 1986. He first became a Director of the Corporation in 1977. Mr. Lindsay is also a Director of The Fluor Corporation, Hudson Chartered Corp., Lomas Financial Corporation, J.P. Morgan (Suisse) S.A., Russell Reynolds Associates, Inc. and United Meridian Corporation and is Senior Advisor to Unibank Denmark A/S. Mr. Lindsay is also Chairman of the John Simon Guggenheim Memorial Foundation.

Thomas C. MacAvoy 67
     Professor of Business Administration, University of Virginia since
     1988. He is a former Vice Chairman and Director of Corning, Inc. Mr. MacAvoy had been associated with Corning, Inc. from 1957 until his retirement in 1987. He first became a Director of the Corporation in 1981. Mr. MacAvoy is also a Director of Lubrizol Corporation and Quaker Oats Company.

    NAME      AGE(1)
    ----      ------
Gertrude G. Michelson 69
     Former Senior Advisor, R.H. Macy & Co., Inc. ("Macy's") from September 1992 until her retirement in December 1994. Prior to September 1992, Mrs. Michelson had been Senior Vice President of Macy's since 1981. Mrs. Michelson had been associated with Macy's since 1947. In January 1992, Macy's filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Macy's emerged from bankruptcy in December 1994. Mrs. Michelson first became a Director of the Corporation in 1974. Mrs. Michelson is also a Director of Federated Department Stores, General Electric Company, The Goodyear Tire and Rubber Company, Quaker Oats Company and The Stanley Works, Inc. Mrs. Michelson is a Governor of the American Stock Exchange and is Chairman-Emeritus of the Board of Trustees of Columbia University.

Dean R. O'Hare 52
     Chairman, President and Chief Executive Officer of the Corporation since January 1995. Prior to January 1995, Mr. O'Hare had been Chairman and Chief Executive Officer since June 1988. Mr. O'Hare had been President from 1986 until 1988, an Executive Vice President since 1985 and a Senior Vice President since 1979. He is Chairman and President of Federal, Vigilant and Great Northern, and Chairman of Pacific, Chubb & Son Inc., Bellemead and Chubb Life. Mr. O'Hare has been associated with Chubb & Son Inc. since 1963. He first became a Director of the Corporation in 1984.

Warren B. Rudman 64
     Partner, Paul, Weiss, Rifkind, Wharton & Garrison, attorneys, since January 5, 1993. Prior to January 5, 1993, Senator Rudman had been a United States Senator from New Hampshire since 1980. Senator Rudman first became a Director of the Corporation in 1993. He is also a Director of Raytheon Company and a Director of eighteen funds in the Dreyfus Family of Mutual Funds. Senator Rudman is also Vice Chairman of the President's Foreign Intelligence Advisory Board, Co-Chairman of the Concord Coalition and a Trustee of Boston College and serves on the Senior Advisory Board of the Institute of Politics of the John F. Kennedy School of Government at Harvard University.

Sir David G. Scholey, CBE 59
     Chairman and Chief Executive Officer, S. G. Warburg Group plc, an investment banking firm, since February 1995. Prior to February 1995, Sir David had been Chairman of S. G. Warburg plc since 1984. He first became a Director of the Corporation in 1991. Sir David is also a Director of S. G. Warburg Group plc and Bank of England. Sir David is a Governor of the London School of Economics and Political Science, and a Trustee of the Glyndebourne Arts Trust and The National Portrait Gallery.

    NAME      AGE(1)
    ----      ------
Raymond G. Seitz 54
     Professional Writer since May 1994. Prior to May 1994, Ambassador Seitz had been the Ambassador of the United States of America to the Court of St. James's since 1991 and Assistant Secretary of State for European and Canadian Affairs from 1989 to 1991. Ambassador Seitz had served as an Officer in the United States Foreign Service since 1966 wherein he held many positions in the U.S. and abroad. He first became a Director of the Corporation in December 1994. Ambassador Seitz is also a Director of The Telegraph Group plc, General Electric Co., plc and Cable & Wireless Co., plc. He is a Trustee of the National Gallery, the Royal Academy and the World Monument Fund, a member of the Advisory Board of Stanford University and a member of the British-American Business Council and the Institute for U.S. Studies at Oxford University.

Lawrence M. Small 53
     President and Chief Operating Officer, Federal National Mortgage Association ("Fannie Mae") since February 1992. Prior to September 1991, when Mr. Small started with Fannie Mae, he had served as Vice Chairman and Chairman of the Executive Committee, Citicorp and Citibank, N.A. since January 1990. Prior to assuming that position, Mr. Small had been Sector Executive since 1985, responsible for Citicorp's and Citibank's Institutional Bank, which manages their global corporate banking activities. He had been associated with Citibank since 1964. He first became a Director of the Corporation in 1989. Mr. Small is also a Director of Fannie Mae and Marriott International, Inc. He is also a Director of New York City's Spanish Repertory Theatre. He is a Trustee of Morehouse College and New York University Medical Center, a Trustee-Emeritus of Brown University and a member of the U.S. Holocaust Memorial Council.

Richard D. Wood 68
     Former Chairman of the Board, Eli Lilly and Company from 1973 until his retirement in June 1993. Mr. Wood also served as President and Chief Executive Officer until November 1991. Eli Lilly and Company is a global-based corporation that develops, manufactures and markets pharmaceuticals, medical instruments, diagnostic products and animal health products. Mr. Wood had been associated with Eli Lilly and Company since 1950. He first became a Director of the Corporation in 1990. Mr. Wood is also a Director of Eli Lilly and Company, Amoco Corporation, Chemical Banking Corporation, Chemical Bank and Dow Jones & Company, Inc. He is Vice Chairman of the Advisory Board of CID Equity Partners and is also a Trustee of DePauw University, the Indianapolis Museum of Art and Chairman of the Indiana State Symphony Society.


------------------
     (1) As of April 25, 1995.

BENEFICIAL SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists beneficial ownership of the Corporation's Common Stock by Directors, the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer, and Directors and executive officers as a group in accordance with the definitions adopted by the Securities and Exchange Commission under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. No Director or officer beneficially owns as much as one half of 1% of the outstanding Common Stock, except for Mr. Chubb, whose beneficial ownership reflected in the table is 1.4%.

                                                                   NUMBER OF
                                                                   SHARES OF
                                                                  COMMON STOCK
                                                                  BENEFICIALLY
                                                                     OWNED
                                                                    MARCH 6,
NAME                                                                1995(1)
----                                                             --------------
John C. Beck....................................................      32,441(2)
Percy Chubb, III................................................   1,238,845(3)(16)(17)
Joel J. Cohen...................................................      14,450(6)
Henry U. Harder.................................................      60,222(9)
David H. Hoag...................................................         200
Robert V. Lindsay...............................................      15,350(5)
Thomas C. MacAvoy...............................................      12,450(7)
Gertrude G. Michelson ..........................................      14,450(5)
Dean R. O'Hare..................................................     108,449(10)(16)(17)
Warren B. Rudman................................................       4,100(8)
Sir David G. Scholey, CBE.......................................       6,150(11)
Raymond G. Seitz................................................         100
Lawrence M. Small ..............................................      13,800(12)
Richard D. Wood.................................................       8,505(15)
Robert P. Crawford, Jr. ........................................      28,914(4)(16)(17)
Richard D. Smith................................................      64,168(13)(16)
George T. Van Gilder............................................      35,067(14)(16)(17)
Directors and Executive Officers as a group ....................   1,902,518(18)

---------------
     (1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

     (2) Includes 18,441 shares held in accounts managed by Beck, Mack & Oliver, of which Mr. Beck disclaims beneficial ownership, and 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (3) Includes 92,450 shares held by trusts for Mr. Chubb's benefit, 9,542 shares owned by a member of Mr. Chubb's family who lives in his home, 1,404 shares held in trusts of which a member of Mr. Chubb's family who lives in his home is trustee, 994,775 shares owned by the Victoria Foundation Inc., of which Mr. Chubb is President and one of thirteen trustees, 25,850 shares which Mr. Chubb has the right to purchase within 60 days under the Stock Option Plan
(1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992) and 353 shares which Mr. Chubb has the right to purchase within 60 days under the Stock Purchase Plan (1989). Mr. Chubb disclaims beneficial ownership of 1,005,721 of such shares.

     (4) Includes 3,276 shares owned by members of Mr. Crawford's family who live in his home, 15,800 shares which Mr. Crawford has the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992), 353 shares which Mr. Crawford has the right to purchase within 60 days under the Stock Purchase Plan (1989), 276 shares held by Mr. Crawford under the Corporation's Dividend Reinvestment Plan, and 175 shares held under the Dividend Reinvestment Plan by members of Mr. Crawford's family who live in his home. Mr. Crawford disclaims beneficial ownership of 3,451 of such shares.

     (5) Includes 14,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (6) Includes 10,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (7) Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (8) Includes 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (9) Includes 4,000 shares held in a trust of which Mr. Harder is a trustee and 3,602 shares owned by a member of Mr. Harder's family who lives in his home and 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992). Mr. Harder disclaims beneficial ownership of 7,602 of such shares.

     (10) Includes 1,012 shares held by Mr. O'Hare as custodian for his children who live in his home, 50,942 shares which Mr. O'Hare has the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992) and 353 shares which

Mr. O'Hare has the right to purchase within 60 days under the Stock Purchase Plan (1989). Mr. O'Hare disclaims beneficial ownership of 1,012 of such shares.

     (11) Includes 50 shares owned by a member of Sir David Scholey's family who lives in his home, of which Sir David disclaims beneficial ownership, and 6,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (12) Includes 1,600 shares owned by members of Mr. Small's family who live in his home and 10,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992). Mr. Small disclaims beneficial ownership of 1,600 of such shares.

     (13) Includes 23,700 shares which Mr. Smith has the right to acquire within 60 days pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (1992).

     (14) Includes 16,738 shares which Mr. Van Gilder has the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992) and 100 shares which Mr. Van Gilder has the right to purchase within 60 days under the Stock Purchase Plan (1989) and 3,598 shares represented by 698 units in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation.

     (15) Includes 5 shares held by Mr. Wood under the Corporation's Dividend Reinvestment Plan and 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (16) Includes 5,158, 203, 8,436, 6,838 and 417 shares which Messrs. Chubb, Crawford, O'Hare, Smith and Van Gilder, respectively, may acquire within 60 days by the conversion of convertible debentures issued pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (1992).

     (17) Includes 856, 668, 856 and 856 shares which were allocated to Messrs. Chubb, Crawford, O'Hare and Van Gilder, respectively, pursuant to The Chubb Corporation Employee Stock Ownership Plan (the "ESOP").

     (18) Such shares include the shares reflected above as to which Messrs. Beck, Chubb, Crawford, Harder, O'Hare, Scholey and Small disclaim beneficial ownership, 8,425 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 7,954 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP, 127,727 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992), 2,668 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the Stock Purchase Plan (1989), 4,776 shares which executive officers other than those listed in the table above have the right to acquire within 60 days by conversion of convertible debentures issued pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (1992) and 2,353 shares represented by 456 units in the Corporation Stock Fund of the Capital Accumulation Plan which are beneficially owned by three executive officers other than those listed in the table above, and shares owned by Mrs. Ernesta G. Procope and Mr. Robert G. Stone, Jr., two Directors not standing for re-election. Mrs. Procope beneficially owned 15,747 shares of Common Stock including 14,000 shares which she has the right to acquire within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors
(1992) and 357 shares held in the Corporation's Dividend Reinvestment Plan. Mr. Stone beneficially owned 21,950 shares of Common Stock including 3,000 shares owned by a member of Mr. Stone's family who lives in his home, 4,500 shares held in a trust of which Mr. Stone is a trustee and a beneficiary and 14,000 shares which he has the right to acquire within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992). Mr. Stone disclaims beneficial ownership of 3,000 of said shares. All Directors and Executive Officers as a group own 2.2% the outstanding Common Stock.

CERTAIN SHAREHOLDERS

     As of March 6, 1995, Sun Alliance Group plc ("Sun Alliance") (at 1 Bartholomew Lane, London, EC2N 2AB, England) held 4,511,958 shares of Common Stock of the Corporation (approximately 5.2% of the outstanding Common Stock at March 6, 1995). Sun Alliance has reported that it holds such shares for the purpose of investment.

     The Board of Directors knows of no other beneficial owner of five percent or more of the Corporation's Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of the Corporation. See "Transactions with Certain Shareholders".

AUDIT, ORGANIZATION & COMPENSATION AND NOMINATING COMMITTEES

     The Board of Directors has an Audit Committee, an Organization & Compensation Committee and a Nominating Committee.

     The Audit Committee is composed of Messrs. Small (Chairman), Hoag, Seitz and Wood and Mrs. Michelson. No officer of the Corporation or of any of its subsidiaries may serve on the Audit Committee. In 1994, the Committee met four times. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Corporation and, to the extent the Committee deems appropriate, of the Corporation's subsidiaries; meeting with the Corporation's independent auditors to review their reports on their audits of the Corporation's accounts, their comments on the internal accounting controls and internal audit procedures of the Corporation and the action taken by management with regard to such comments; and recommending annually to the Board of Directors the appointment of the Corporation's independent auditors. The Committee has the power at its discretion to order interim and surprise audits and to perform such other duties as may be assigned to it from time to time by the Board of Directors.

     The Organization & Compensation Committee is composed of Messrs. Lindsay (Chairman), Cohen, Small and Wood and Mrs. Michelson. No officer of the Corporation or any of its subsidiaries may serve on the Organization & Compensation Committee. In 1994, the Committee met five times. The Committee monitors the performance and oversees the promotion of the senior executive officers of the Corporation and its principal operating subsidiaries and periodically consults with the Chief Executive Officer and other members of senior management regarding the development of qualified replacements to succeed key executives and other aspects of succession planning. The Committee determines overall compensation policy for senior management of the Corporation, recommending to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate. Any action to be taken with regard to the salary of any employee of the Corporation or any of its subsidiaries, which is in excess of certain amounts, is subject to ratification by the Committee. In addition, the Committee performs administrative functions pursuant to The Chubb Corporation Director's Charitable Award Program, The Chubb Corporation Long-Term Stock Incentive Plan (1992) (the "Long-Term Stock Incentive Plan"), the Annual Incentive Compensation Plan, The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan, the Stock Purchase Plan (1989) and the Stock Option Plan (1984) and ratifies certain awards made pursuant to incentive or bonus plans of subsidiaries of the Corporation.

     The Nominating Committee is composed of Mrs. Michelson (Chairperson) and Messrs. Cohen and Lindsay. The Committee seeks out, evaluates and recommends qualified nominees for election as Directors and makes recommendations concerning the size and composition of the Board. In 1994, the Committee met once. The Committee will consider Shareholder recommendations for Director upon receipt of appropriate biographical information and confirmation of the proposed nominee's bona fide intent to serve on the Board of Directors if nominated and elected. For additional information on this process, Shareholders should write to Henry G. Gulick, Vice President and Secretary, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

DIRECTORS' ATTENDANCE

     In fiscal year 1994, there were four meetings of the Board of Directors of the Corporation. All of the incumbent Directors attended 75% or more of the aggregate of their respective Board and Committee meetings.

DIRECTORS' COMPENSATION

     All Directors of the Corporation are also directors of three of the Corporation's subsidiaries: Federal, Vigilant and Chubb Life. Certain of the Corporation's Directors are also directors of other subsidiaries of the Corporation. It is the practice of the Corporation's Board of Directors to hold concurrent meetings with the Boards of Directors of Federal, Vigilant and Chubb Life.

     Each Director receives an annual stipend in the amount of $25,000, all of which is paid by the Corporation. In addition, a meeting fee of $1,000 is paid to Directors for each meeting of the Board of Directors attended, of which the Corporation, Federal, Vigilant and Chubb Life each pay $250. Directors receive a fee of $1,000 for each Committee meeting attended. In those instances where Committees of the Corporation, Federal, Vigilant and Chubb Life meet concurrently, each shares proportionately in the payment of the fee. In addition, members of the Finance Committee, the Executive Committee, the Organization & Compensation Committee, the Audit Committee and the Pension and Profit Sharing Committee receive an annual stipend from the Corporation of $5,000. The Chairmen of the Audit Committee and of the Organization & Compensation Committee receive annual stipends from the Corporation of $10,000 for service on those committees in lieu of the foregoing committee stipends. Members of the Life Advisory Committee of Chubb Life receive an annual stipend of $5,000 in addition to a fee of $1,000 for each Committee meeting attended, both of which are paid by Chubb Life. Directors who are officers of the Corporation receive meeting fees for attendance at Directors' meetings only and do not receive stipends or fees for Committee meetings.

     For the year 1994, Messrs. Chubb, Harder and O'Hare also received directors' fees from certain subsidiaries of the Corporation totalling $2,000, $4,500 and $2,000, respectively.

     Pursuant to the Deferred Compensation Plan for Non-Employee Directors adopted by the Corporation in 1987, Directors may elect to defer, until a date specified, receipt of all or a portion of their compensation. This plan provides that, in addition to a Cash Account upon which amounts deferred earn interest compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, amounts deferred may also be allocated to a Market Value Account, the value of which is based upon the market value of the Corporation's Common Stock from time to time, a Shareholder's Equity

Account, the value of which is based upon the book value of the Corporation's Common Stock established on an annual basis, or a combination of such accounts. At March 6, 1995, deferred compensation accounts were maintained for seven Directors, five of whom are currently deferring compensation pursuant to this plan. For 1994, Directors deferred receipt of $258,500 of compensation from the Corporation and its subsidiaries. At December 31, 1994, the aggregate account values reflecting Directors' deferrals and earnings on such deferrals were as follows: $1,468,064 for the Market Value Account, $656,708 for the Shareholder's Equity Account and $15,935 for the Cash Account.

DIRECTOR'S CHARITABLE AWARD PROGRAM

     Effective January 1, 1992, the Corporation established the Director's Charitable Award Program. Under the Program, which is administered by the Organization & Compensation Committee, each non-employee Director following his or her first election to the Board of Directors by Shareholders may recommend that the Corporation direct one or more charitable contributions totalling $500,000 to eligible tax exempt organizations. Generally, eligible Directors are paired, and contributions are made to the organizations selected by a Director upon the death of the second paired Director. At March 6, 1995, twelve eligible Directors were participating in the Program. The Program may be funded by the Corporation through, among other vehicles, the purchase of life insurance policies on the lives of the Directors. Individual Directors derive no financial benefit from this Program since all charitable deductions accrue solely to the Corporation. The Program may be terminated at any time by the Organization & Compensation Committee.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Chubb Corporation Stock Option Plan for Non-Employee Directors (1988) was adopted by the Board of Directors and approved by Shareholders in 1988 and was amended, extended and renamed The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992) (the "1992 Non-Employee Directors Plan") by the Board of Directors and approved by Shareholders in 1992. The 1992 Non-Employee Directors Plan provides that an aggregate of 300,000 shares of Common Stock of the Corporation are available for issuance upon exercise of options granted thereunder. The 1992 Non-Employee Directors Plan shall terminate on the day following the 1996 Annual Meeting of Shareholders.

     The 1992 Non-Employee Directors Plan is administered by the Board of Directors. Only Eligible Directors, as defined, are eligible for grant of options under the 1992 Non-Employee Directors Plan. There are currently fourteen Eligible Directors. As of the date of each Annual Meeting that occurs while the 1992 Non-Employee Directors Plan is in effect, each individual who is then an Eligible Director will be granted an option to purchase 2,000 shares of Common Stock of the Corporation. The purchase price per share of the Common Stock deliverable upon exercise of the option shall be 100% of the fair market value per share of Common Stock on the day the option is granted.

     Options granted under the 1992 Non-Employee Directors Plan are nonstatutory options. The options shall be exercisable in whole or in part at all times after the date of grant. All outstanding options held by an optionee shall be automatically canceled upon termination of the optionee's service as an Eligible Director, except for terminations due to retirement and under certain other specified circumstances.

     In the case of certain mergers, consolidations or combinations of the Corporation with or into other corporations, or in the event of a Change of Control of the Corporation, as defined, the holder of each option then outstanding shall (unless the Board of Directors determines otherwise) have the right to receive on the date or effective date of such event a cash payment in an amount calculated as set forth in the 1992 Non-Employee Directors Plan.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

I.  SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                  ANNUAL COMPENSATION              COMPENSATION
                              ---------------------------    ------------------------
                                                               AWARDS       PAYOUTS
                                                             ----------    ----------
                                                             SECURITIES
                                                             UNDERLYING                  ALL OTHER
                                                              OPTIONS/        LTIP        COMPEN-
NAME AND PRINCIPAL POSITION   YEAR   SALARY(1)   BONUS(2)     SARS(3)      PAYOUTS(4)    SATION(5)
----------------------------  -----  --------    --------    ----------    ----------    ----------
Dean R. O'Hare..............   1994  $765,232    $628,260      12,000       $289,229      $116,504
 Chairman, President and       1993   735,270     661,275      12,000        250,113       121,958
 Chief Executive Officer       1992   733,423     644,572      12,000        478,400       139,158

Richard D. Smith............   1994   484,770     434,738           0        192,819        77,667
 Former President              1993   477,308     499,277       8,200        175,079        80,873
                               1992   466,039     459,646       8,000        363,584        88,887

Percy Chubb, III............   1994   340,770     275,007       5,000        102,868        46,619
 Vice Chairman                 1993   326,001     269,285       4,500        100,045        48,897
                               1992   327,193     259,734       4,500        200,928        54,839

Robert P. Crawford, Jr......   1994   260,001     298,559       5,000         89,951        37,553
 Executive Vice President      1993   212,500     143,275       4,500         84,450        31,795
                               1992   195,192     115,000       3,300        172,224        34,366

George T. Van Gilder........   1994   261,231     170,138       3,800         89,951        36,330
 Senior Vice President         1993   242,462     170,383       4,000         87,539        34,798
                               1992   228,750     120,000       3,300        191,360        35,959

---------------

(1) Includes directors fees for 1994, 1993 and 1992 of $6,000, $7,000 and $6,500 for Mr. O'Hare, $4,000, $5,000 and $4,500 for Mr. Smith and $6,000, $7,000
    and $7,000 for Mr. Chubb.

(2) Includes amounts paid for such years under the Annual Incentive Compensation Plan and for 1994 under the Profit Sharing Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (1987) (the "Profit Sharing Plan (1987)"), and for 1993 a special 1% payment in lieu of profit sharing and also includes for Messrs. O'Hare, Smith and Chubb amounts paid for such years and for Mr. Crawford amounts paid for 1994 and for Mr. Van Gilder amounts paid for 1993 and 1994 in settlement of equity share awards under the Long-Term Stock Incentive Plan. Payments in settlement of equity share awards were made partly in cash and partly in convertible debentures. The convertible debentures are subordinated to the Corporation's other indebtedness and are convertible into shares of the Corporation's Common Stock at a conversion price which is equal to the fair market value of such stock on the date of issuance of the convertible debenture. The debentures have a ten year term and bear a market rate of interest fixed on the date of issuance. If the executive terminates employment prior to five years after the issuance of a debenture, the debenture, or the shares if conversion has occurred, are forfeited except for certain specified terminations. The debentures are nontransferable except in the event of death. Shares received upon conversion are also nontransferable (except in the case of death) for a period of five years after the date of conversion.

(3) Includes options granted in such years under the Long-Term Stock Incentive Plan.

(4) Includes payments made in settlement of performance share awards for the three year periods ended December 31, 1992, 1993 and 1994 under the Long-Term Stock Incentive Plan.

(5) Includes allocations for 1994, 1993 and 1992 under the qualified Capital Accumulation Plan and the Capital Accumulation Plan benefit equalization plan of $49,369, $48,691 and $52,147 for Mr. O'Hare, $33,000, $32,053 and
    $33,699 for Mr. Smith, $19,791, $19,121 and $21,193 for Mr. Chubb, $16,000,
    $13,100 and $12,962 for Mr. Crawford and $15,449, $14,059 and $12,070 for
    Mr. Van Gilder and allocations for 1994, 1993 and 1992 under the ESOP qualified plan and the ESOP excess plan of $67,135, $73,267 and $87,011 for Mr. O'Hare, $44,667, $48,820 and $55,188 for Mr. Smith, $26,828, $29,776 and
    $33,646 for Mr. Chubb, $21,553, $18,695 and $21,404 for Mr. Crawford, and
    $20,881, $20,739 and $23,889 for Mr. Van Gilder.

II.  OPTIONS/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                             ---------------------------------------------------   POTENTIAL REALIZED
                                             % OF                                         VALUE
                                             TOTAL                                  AT ASSUMED ANNUAL
                              NUMBER OF    OPTIONS/                                       RATES
                             SECURITIES      SARS                                    OF STOCK PRICE
                             UNDERLYING   GRANTED TO   EXERCISE                     APPRECIATION FOR
                              OPTIONS/     EMPLOYEES    OR BASE                      OPTION TERM(3)
                                SARS       IN FISCAL     PRICE      EXPIRATION    ---------------------
            NAME             GRANTED(1)     YEAR(2)    PER SHARE       DATE          5%         10%
---------------------------- -----------  -----------  ---------  --------------  --------   ----------
Dean R. O'Hare..............    12,000        1.59%    $ 81.9375  June 8, 2004    $618,361   $1,567,047
Richard D. Smith(4).........         0           0        --            --              --           --
Percy Chubb, III............     5,000         .66       81.9375  June 8, 2004     257,650      652,936
Robert P. Crawford, Jr......     5,000         .66       81.9375  June 8, 2004     257,650      652,936
George T. Van Gilder........     3,800         .50       81.9375  June 8, 2004     195,814      496,232

---------------

(1) The number of shares for each person represents a stock option granted under the Long-Term Stock Incentive Plan without a related stock appreciation right. These options are exercisable for 50% of the number of shares shown on June 9, 1995 and 100% on June 9, 1996. The exercise price for each stock option is the fair market value of the Corporation's Common Stock on the date of grant.

(2) Based on total grants during the year of 754,525 shares.

(3) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of the Corporation's Common Stock.

(4) Mr. Smith was not awarded options or SARs in 1994 in anticipation of his scheduled retirement which occurred on December 31, 1994.

III.  AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END
      OPTION/SAR VALUE TABLE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF
                                                               SECURITIES
                                                               UNDERLYING       VALUE OF UNEXERCISED
                                                               UNEXERCISED          IN-THE-MONEY
                                                              OPTIONS/SARS          OPTIONS/SARS
                                                                AT FY-END           AT FY-END(1)
                                                               -----------          ------------
                              SHARES ACQUIRED      VALUE      EXERCISABLE/          EXERCISABLE/
            NAME                ON EXERCISE       REALIZED    UNEXERCISABLE        UNEXERCISABLE
----------------------------  ---------------     -------     -------------     --------------------
Dean R. O'Hare..............           0                0     50,942/18,000         $ 996,785/$0
Richard D. Smith............           0                0     23,700/     0           124,844/ 0
Percy Chubb, III............           0                0     25,850/ 7,250           667,590/ 0
Robert P. Crawford, Jr. ....         800          $34,444     17,200/ 7,250           390,791/ 0
George T. Van Gilder........       2,175           82,735     16,738/ 5,800           376,647/ 0

---------------

(1) Based on a value per share at December 31, 1994 of $77.375.

IV.  LONG-TERM INCENTIVE PLAN AWARDS TABLE

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                        PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS
                                          NUMBER OF      OTHER PERIOD    UNDER NON-STOCK PRICE-BASED
                                        SHARES, UNITS       UNTIL             PLANS (UNITS OR $)
                                          OR OTHER      MATURATION OR    ----------------------------
                 NAME                     RIGHTS(1)         PAYOUT       THRESHOLD   TARGET   MAXIMUM
--------------------------------------  -------------   --------------   ---------   ------   -------
Dean R. O'Hare(1).....................      4,100           1994-96        2,050      4,100    6,150
              (2).....................      4,000           1994-95        2,000      4,000    6,000
Richard D. Smith(1)...................      2,800           1994-96        1,400      2,800    4,200
                (2)...................      2,700           1994-95        1,350      2,700    4,050
Percy Chubb, III(1)...................      1,800           1994-96          900      1,800    2,700
                (2)...................      1,350           1994-95          675      1,350    2,025
Robert P. Crawford, Jr.(1)............      2,000           1994-96        1,000      2,000    3,000
                       (2)............      1,450           1994-95          725      1,450    2,175
George T. Van Gilder(1)...............      1,300           1994-96          650      1,300    1,950
                    (2)...............      1,300           1994-95          650      1,300    1,950

---------------
(1) Includes performance share awards granted under the Corporation's Long-Term Stock Incentive Plan in 1994 with respect to the three year performance cycle ending December 31, 1996. The number of shares earned is dependent on the achievement of a specified earnings per share target established by the Organization & Compensation Committee for the three year period. Settlement of the awards may be in shares or cash or a combination of both in the discretion of the Organization & Compensation Committee.

(2) Pursuant to proposed regulations under Section 162(m) of the Internal Revenue Code (the "Code"), performance share awards granted in 1993 for the three year performance cycle ending December 31, 1995 did not satisfy all of the requirements of these regulations and payments of these awards to "covered employees" earning in excess of $1 million would not qualify for tax deductibility. Accordingly, these awards were canceled and replaced on March 3, 1994 with revised performance share awards issued for the same number of shares and having a two year cycle ending December 31, 1995 which are intended to qualify for deductibility under Section 162(m) of the Code.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Organization & Compensation Committee Report on pages 18 through 24 shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                     AMONG THE CORPORATION'S COMMON STOCK,
          THE STANDARD & POOR'S 500 STOCK INDEX, THE STANDARD & POOR'S
             PROPERTY AND CASUALTY INDEX AND THE STANDARD & POOR'S
                           MULTI-LINE INSURANCE INDEX

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            CHUBB         S&P 500(R)        S&P P&C(R)        S&P M-L(R)
1989                                       100             100             100             100
1990                                       117              97              98              82
1991                                       170             126             122             110
1992                                       200             136             143             125
1993                                       179             150             141             140
1994                                       183             152             148             148

---------------
* Assumes that the investment in the Corporation's Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

                   ORGANIZATION & COMPENSATION COMMITTEE REPORT

  EXECUTIVE OFFICER COMPENSATION POLICIES

     The Corporation's executive compensation program is designed to align Shareholder interests with business strategy, company values and management initiatives. It is based on the following four principles: (i) to link the interests of management with those of Shareholders by making a substantial portion of executive compensation depend upon the Corporation's financial performance and by encouraging stock ownership in the Corporation, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives, and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     The keystone of the Corporation's compensation program is to pay for performance. Other than base salary, all major elements of the Corporation's executive compensation program vary directly with both corporate and individual performance. A position evaluation program establishes grade levels among all positions reflecting the importance and value of each position to the Corporation. A position's grade level determines a range of values within which the executive's compensation is administered.

     Executive officers' compensation includes: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees of the Corporation and its subsidiaries, including profit sharing plans, pension plans, a stock purchase plan and an employee stock ownership plan, all of which allocate payments generally based on an individual's level of annual cash compensation.

     It is the general policy of the Corporation that executive officer compensation qualify for tax deductibility under the proposed regulations under
Section 162(m) of the Internal Revenue Code, which was added by the 1993 Omnibus Budget Reconciliation Act ("OBRA"). Under Section 162(m), which became effective January 1, 1994, in order to qualify for tax deductibility, payment of compensation in excess of $1 million to the chief executive officer and the four other highest paid executive officers must be made in accordance with performance criteria disclosed to and approved by Shareholders and pursuant to pre-established arrangements which, among other things, limit the exercise of discretion to increase the awards beyond the limits initially set. The Committee believes that mathematical formulas cannot always anticipate and fairly address every situation which may arise. For this reason, the Committee has historically retained the authority to adjust compensation awarded in light of extraordinary, unusual or non-recurring events. The Committee continues to believe that this reservation of authority, and its exercise under appropriate circumstances, operates in the best interests of the Corporation and its Shareholders even though in exercising such authority, compensation might not be deductible.

ANNUAL CASH COMPENSATION

     Amounts paid as base salary, including merit salary increases, are determined by the executive's performance, placement in the salary range established for the executive's position and the salaries offered in the industry for comparable positions. Outside independent consultants are periodically used to gather and analyze industry comparisons of salary data to insure that the salary ranges used in the compensation program are competitive for comparable positions. The Committee monitors and approves changes in base salary for senior executive officers (including the executive officers named in the Summary Compensation Table). Promotional salary increases reflect the executive's movement from one grade level to another and are granted when earned.

     The Committee sets and approves the formulas which establish the amounts available for annual incentive awards. For 1994, incentive awards paid to most executive officers were determined under the Annual Incentive Compensation Plan. This plan's formula measures the Corporation's performance, including combined loss and expense ratio ("combined ratio"), net income and return on equity against the results of an industry comparison group. Net income under this formula is the Corporation's investment income arising from the property and casualty insurance business and underwriting profit or loss from that business. Each year the Committee approves goals for the combined ratio and net income based on the outlook for business conditions that year. After the close of business each year, the formula takes into account how well the Corporation performed against its own goals and how well it performed against an industry comparison group's average combined ratio and return on equity. Included in this industry comparison group are those companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index (except for a reinsurance company included in this index) and the companies which comprise the Standard & Poor's Multi-Line Insurance Index used in the Performance Graph on page 18 as well as three other insurance companies against which the Corporation has over time compared itself.

     The annual incentive pool actually paid is determined by weighing the combined ratio result as well as the net income and return on equity results to generate a total award pool under the Plan. A percent is applied to the target dollar award pool for each job grade to develop a final cash award pool. The pool can range from 0% to 200% of the target dollar award for all participants covered by the Plan.

     Amounts actually paid for annual incentive awards to executives are based on the executive's individual performance and salary grade midpoint. Where applicable, individual performance is judged on the following considerations: profit, growth, expense control, productivity, leadership, staff develop-ment, diversity management, performance/compensation management, innovation, collaboration and internal/external customer service. Awards are approved by the Committee based upon recommendations by management after year end. Over the past few years, annual cash compensation has been administered to slow the growth in base salaries and place a greater proportion of the executive's annual cash compensation at risk through the variable amounts available for an annual incentive award.

     Other annual cash incentive plans in which certain executive officers participate include the Bellemead Development Corporation Incentive Compensation Plan (the "Bellemead Incentive Plan"), the Chubb LifeAmerica Incentive Compensation Plan (the "Chubb Life Incentive Plan"), The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan"), The Profit Sharing Plan (1987), The Bellemead Profit Sharing Plan and the Chubb Life Profit Sharing Plan. The Bellemead Incentive Plan and the Chubb Life Incentive Plan are each based on a formula which measures the achievement of actual net income against planned net income. The Investment Department Incentive Plan provides both annual and long-term cash awards which are competitive with those provided by similar financial institutions, including property and casualty insurance companies and banks. Such awards are granted to the Corporation's investment professionals and are based on results measured against market indices which represent standards of investment performance regularly used by investment analysts to compare and analyze the performance of investment professionals responsible for managing a particular asset class. The Profit Sharing Plan (1987) provides employees of the Corporation and its participating subsidiaries with cash awards on a sliding scale of 0% to 4% of a participant's eligible compensation based on a schedule relating to the consolidated return on premiums earned by the property and casualty insurance subsidiaries of the Corporation. The Bellemead Profit Sharing Plan provides for cash awards on a sliding scale of 0% to 10% of a participant's annual compensation depending upon the relationship of planned to actual net income for the year. The Chubb Life Profit Sharing Plan provides for cash awards on a sliding scale of 0% to 11% of a participant's annual compensation depending on Chubb Life's annual results.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards are made under the Long-Term Stock Incentive Plan. The Long-Term Stock Incentive Plan, which is administered by the Committee, is an omnibus plan and provides stock based awards to eligible employees which include most levels of management as well as the Corporation's executive officers. The Plan was designed in consultation with a nationally-recognized executive compensation consulting firm which periodically provides advice with regard to the ongoing administration of the Plan. Awards granted to executive officers include stock options, performance share awards, restricted stock awards and equity share/convertible debenture awards.

     Stock option awards are based on guidelines that provide for larger awards commensurate with position level and that reflect competitive grant practices of a comparison group within the insurance and financial services industry. Included in this group are two of the five companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index, two of the three companies which comprise the Standard & Poor's Multi-Line Index, two additional insurance companies against which the Corporation has over time compared itself, as well as five banking institutions reflecting the fact that the Corporation, while principally engaged in the business of insurance, also operates generally within the financial services industry. The number of option shares granted to an executive in any year may vary based upon the most recent assessment of the executive's performance.

     Performance share awards are generally granted annually and are earned based on earnings per share targets or other selected corporate financial goals for three year performance periods. As with options, the number of performance shares granted is based on position level and the executive's most recent level of performance. Payment values are dependent on the Corporation's stock price at the end of the performance period, thus linking executives' interests directly with Shareholders, as well as the achievement of selected corporate financial goals. In 1994, a performance goal was established for the three year performance period ending in 1996 reflecting a cumulative operating earnings per share target for such period. Because performance share awards granted in 1993 would not satisfy all of the requirements under proposed regulations under
Section 162(m) of the Internal Revenue Code, payment of these awards to "covered employees" earning in excess of $1 million would not qualify for tax deductibility. Accordingly, these awards made to "covered employees" or individuals who potentially could become "covered employees" were canceled and replaced in March 1994 with revised performance share awards issued for the same number of shares and having a two-year cycle ending December 31, 1995 which are intended to qualify for tax deductibility. In determining operating income under performance share award calculations for the three-year performance period ended December 31, 1994, the Committee eliminated the effect of the previously disclosed 1993 third quarter net charge to income of $357.5 million after taxes (the "third quarter charge") relating to two unrelated events, the Fibreboard asbestos litigation settlement and the commutation of a medical malpractice reinsurance agreement.

     Restricted stock awards are generally granted as an alternative to performance shares to a limited number of executive officers in positions requiring specialized skills and knowledge that do not entail the broad management responsibilities most appropriately tied to performance share grants.

     With respect to equity share/convertible debenture awards, the Committee approves a profit participation pool which historically has been less than one-half of one percent of the Corporation's operating income above a ten percent return on beginning equity. Certain percentage amounts of the pool are allocated to selected senior corporate executives based on their potential performance and long range contribution to the Corporation. As a consequence of their participation in this program, these executives are subsequently granted approximately 20% fewer stock options and performance share grants than they otherwise would have received pursuant to established guidelines. Awards earned are paid in the form of subordinated convertible debentures which are fully forfeitable upon termination of employment within five years of issue for any reason except death, disability or retirement.

CEO COMPENSATION

     Mr. O'Hare is a participant in all of the aforementioned components of the compensation program except restricted stock awards. The value of his compensation from each component of the program is a direct reflection of both his individual performance and the Corporation's performance as described below.

     Mr. O'Hare's salary was reviewed in June 1994 under the Corporation's normal merit guidelines. Based upon the Committee's judgment that his performance was excellent during the 15 month review period, Mr. O'Hare received an increase of 6.1%. The principal performance criteria considered by the Committee were the Corporation's key financial measures such as growth in earnings per share, net income, operating income, return on equity and revenue against established targets. Additional criteria considered were global expansion, industry leadership, corporate citizenship and succession planning.

     Mr. O'Hare's annual cash incentive award for 1994 was $555,000, which represents an increase of 17% from the incentive award paid for 1993. The Corporation achieved a combined loss and expense ratio of 99.5%, which outperformed the combined ratio average of 112.1% for the industry comparison group referred to above under the discussion concerning Annual Cash Compensation. In addition, although the Corporation slightly underperformed its net income (as defined) goal, it achieved an operating earnings return on equity of 11.5%, which surpassed the industry comparison group's average of 4.6%. The Committee determined that Mr. O'Hare's leadership skills and financial management talent contributed substantially to these results and reflected this in the incentive award paid to him. Mr. O'Hare, as did all other eligible employees, received a payment of one percent (1%) of eligible compensation for the 1994 plan year pursuant to the terms of the Profit Sharing Plan (1987).

     In June 1994, Mr. O'Hare was granted 4,100 performance shares for the three year performance period ending December 1996 as well as stock options for 12,000 shares. The Committee recognized that, excluding the third quarter charge, the Corporation achieved outstanding results in 1993 as measured by, among other things, the principal performance criteria described above. The Committee decided to award grants that were highly competitive within the insurance and financial services industry described above under the general discussion concerning Long-Term Incentive Awards. Each of the grants is near the top of the grant guideline range which the Committee has established for Mr. O'Hare's position (after taking into account the approximately 20% reduction due to Mr. O'Hare's participation in the equity share/convertible debenture award). In March 1994, Mr. O'Hare was also granted 4,000 performance shares for the two-year performance period ending December 31, 1995. This grant was issued to replace his 1993 performance share grant which was canceled, in response to the tax deductibility concerns described in the Long-Term Incentive Awards discussion above.

     With respect to performance shares granted in June 1992 for the three year performance period which ended December 1994, excluding the 1993 third quarter charge, the cumulative earnings per share during this performance period was slightly below the target established by the Committee in 1992. On this basis, Mr. O'Hare earned performance shares having a value of $289,229, compared with the performance share award payment made last year of $250,113.

     Based on the Corporation's operating income, Mr. O'Hare was paid a gross equity share award of $60,918 for 1994 results. This compares with his gross 1993 equity share award of $173,992. After applying appropriate tax withholding, the net amount of the award was reflected in the issuance to Mr. O'Hare of a ten year subordinated convertible debenture in the amount of $31,677 bearing annual interest of 7.25%. The Committee believes that the percentage of the profit participation pool granted to Mr. O'Hare reflects his contribution to the Corporation's results and directly relates to the financial interests of Shareholders, management and employees.

     Total compensation reported for Mr. O'Hare for 1994, including payment of performance shares for the three year cycle ended December 31, 1994, was $1,799,225 which is 2% more than his corresponding 1993 total compensation of $1,768,616.

     The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who constitute the Organization & Compensation Committee:

Robert V. Lindsay (Chairman)     Joel J. Cohen
G. G. Michelson                  Lawrence M. Small
                  Richard D. Wood

                                PENSION PROGRAM

     Eligible employees of the Corporation and certain of its subsidiaries participate in The Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (the "Pension Plan"). As in effect during 1994, the Pension Plan provides to each such employee annual retirement income beginning at age 65 equal to the product of (x) the total number of years of participation in the Pension Plan (but not more than 35 years) and (y) the difference between
(i) 1 3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid ("final average earnings") and (ii) an amount related to the employee's primary Social Security benefit.

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The Board of Directors adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA which will provide annual payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between (a) the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Code, and (b) the maximum annual benefits to which such persons are entitled under the Pension Plan by reason of such limitations.

     The table which follows shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the "Pension Program"). The retirement benefits shown are based upon retirement at the age of 65 and computed on the basis of straight life annuity benefits. Such benefits, as shown in the following table, are subject to an offset of an amount related to the primary Social Security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

             ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE AT AGE 65
                          STRAIGHT LIFE ANNUITY BASIS
                        TO AN EMPLOYEE RETIRING IN 1995

                                                 YEARS OF CREDITED SERVICE
   FINAL                    -------------------------------------------------------------------
  AVERAGE                                                                               35 OR
 EARNINGS                      15             20             25             30          MORE
-----------                   ----           ----           ----           ----         -----
 $  100,000 ............... $ 26,250       $ 35,000       $ 43,750       $ 52,500    $   61,250
    200,000 ...............   52,500         70,000         87,500        105,000       122,500
    300,000 ...............   78,750        105,000        131,250        157,500       183,750
    400,000 ...............  105,000        140,000        175,000        210,000       245,000
    500,000 ...............  131,250        175,000        218,750        262,500       306,250
    600,000 ...............  157,500        210,000        262,500        315,000       367,500
    700,000 ...............  183,750        245,000        306,250        367,500       428,750
    800,000 ...............  210,000        280,000        350,000        420,000       490,000
    900,000 ...............  236,250        315,000        393,750        472,500       551,250
  1,000,000 ...............  262,500        350,000        437,500        525,000       612,500
  1,100,000 ...............  288,750        385,000        481,250        577,500       673,750
  1,300,000 ...............  341,250        455,000        568,750        682,500       796,250
  1,500,000 ...............  393,750        525,000        656,250        787,500       918,750
  1,600,000 ...............  420,000        560,000        700,000        840,000       980,000
  1,700,000 ...............  446,250        595,000        743,750        892,500     1,041,250

     Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), overtime and awards under the Annual Incentive Plan (1984), the Bellemead Incentive Plan, the Chubb Life Incentive Plan, the Investment Department Incentive Plan and the Profit Sharing Plan (1987) in the year paid rather than the year earned and, effective January 1, 1992, includes awards under the Bellemead Profit Sharing Plan and the Chubb Life Profit Sharing Plan.

     With respect to the individuals named in the Summary Compensation Table on page 14, Messrs. Chubb, Crawford, O'Hare, Smith and Van Gilder have 35, 28,
27 1/2, 35 and 22 1/2 years of credited service, respectively, and their 1994 remuneration for purposes of the Pension Program was $494,770, $400,001, $1,234,232, $825,001 and $386,231, respectively.

EXECUTIVE SEVERANCE AGREEMENTS

     Pursuant to a recommendation by the Organization & Compensation Committee and authorization by the Board of Directors, the Corporation has in force severance agreements with four executive officers of the Corporation. Each agreement becomes operative only upon a "Change in Control" that occurs when the officer is in the employ of the Corporation. Under the agreements, a "Change in Control" occurs if (a) following a tender or exchange offer for voting securities of the Corporation, a proxy contest for election of the directors, or a merger or consolidation or sale of all or substantially all of its business or assets, its directors immediately prior to such event cease to constitute a majority of the Board of Directors when such event occurs or within one year thereafter or (b) any person or group acquires 25% or more of the outstanding voting securities of the Corporation without prior approval by a majority of the directors then in office. Such agreements have an initial term of two years and are automatically extended for successive two-year periods unless the Corporation gives one year's prior notice that it is terminating an agreement at the end of the then current two-year period.

     If a change in control occurs and the officer's employment with the Corporation terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the officer except for Good Reason), the officer becomes entitled to the severance benefits described below. Termination for "Good Reason" means termination because of, among other things, the involuntary assignment of such officer to duties inconsistent with his position prior to such change in control; reduction of the officer's base salary or bonus; the Corporation acting with adverse effect upon the officer's benefits under any benefit plans in which he is participating at the time of such change in control; or a determination made by the officer in good faith that as a result of such change in control the officer cannot discharge his duties effectively.

     Upon such termination, the officer's severance benefits shall equal a multiple of the sum of (i) one year's salary at the annual rate in effect at the time of the change in control and (ii) the average of the officer's annual awards under the Corporation's, Bellemead's and Chubb Life's incentive compensation plans for the three years preceding such change in control. The multiple is four in the case of Mr. O'Hare and two in the case of the other officers. Also, the Corporation must maintain in force the insurance and disability benefits available to the officer immediately prior to the change in control, or their equivalents, for two years after such termination or until the earlier commencement of new, full-time employment by the officer. The officer is not required to mitigate the amount of any payments by seeking other employment. The Corporation must pay all legal fees and expenses incurred by the officer as a result of such termination, including any incurred in seeking to enforce the severance agreement.

     As of March 6, 1995, payments to the officers with whom the Corporation has severance agreements would have been as follows: Mr. Percy Chubb, III, $1,079,735; Mr. Robert P. Crawford, Jr., $936,069; Mr. Donn H. Norton, $733,333
and Mr. Dean R. O'Hare, $5,160,003. The Corporation does not believe that payment of these amounts would have a material adverse effect on the financial or operating condition of the Corporation. The Stock Option Plan (1984) and the Long-Term Stock Incentive Plan both provide for the accelerated payment or vesting of awards granted under such plans in the event of a Change in Control of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization & Compensation Committee is composed of Messrs. Lindsay (Chairman), Cohen, Small and Wood and Mrs. Michelson. No current or former officers or employees of the Corporation or any of its subsidiaries served on the Organization & Compensation Committee and no executive officer of the Corporation has served on the compensation committee of another corporation.

     Mr. Joel J. Cohen is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which firm provides investment banking and securities brokerage services to the Corporation and its subsidiaries. In addition, certain subsidiaries of the Corporation participate as limited partners in an investment partnership (the "Partnership") of which DLJ Merchant Banking Inc. is the managing general partner.

     Mr. Lawrence M. Small is President and Chief Operating Officer of Fannie Mae. The Corporation and its subsidiaries purchase, in the ordinary course of business, debt securities guaranteed by Fannie Mae.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

TRANSACTIONS WITH DIRECTORS AND THEIR ASSOCIATES

     Messrs. Cohen and Small, members of the Corporation's Organization & Compensation Committee, are affiliated with organizations that did business with the Corporation and its subsidiaries during 1994. See "Compensation Committee Interlocks and Insider Participation."

     Senator Rudman is a Partner of Paul, Weiss, Rifkind, Wharton & Garrison, which firm has acted as counsel to a subsidiary of the Corporation.

     Sir David G. Scholey is Chairman and Chief Executive Officer of S. G. Warburg Group plc, an investment banking firm, which through its affiliate companies during 1994 provided certain securities transaction services and currency exchange services to the Corporation.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

     In 1994, various subsidiaries of the Corporation had transactions in the ordinary course of their business with certain Directors and officers of the Corporation and their associates in connection with policies of insurance issued to them by such subsidiaries. All employees of the Corporation and certain of its subsidiaries are offered the opportunity to obtain property and casualty personal insurance from various subsidiaries of the Corporation at a price representing a maximum discount of 10% from the normal price.

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

     The Corporation has relationships with insurance companies which are subsidiaries of Sun Alliance, an insurance holding company organized under the laws of England (collectively, the "Sun Group"). As reported, the Sun Group as of March 6, 1995 was the beneficial owner of approximately 5.2% of the Corporation's Common Stock, acquired solely for the purpose of investment.

     The Corporation's property and casualty insurance subsidiaries reinsure approximately 14% of their United States insurance business on a quota share basis with one of the Sun Group companies. In 1994, this Sun Group company's premiums earned arising from such reinsurance were $489,727,000. Pursuant to the contract which governs the relationship, this Sun Group company pays to the Corporation's property and casualty insurance subsidiaries an override commission and a profit commission, the latter determined by the prior year's results of that business. Such payments were $8,085,000 and $4,458,000, respectively, in 1994. Pursuant to an agreement effective January 1, 1992, Chubb & Son Inc. provides staff for several of the Sun Group companies on a cost reimbursement basis. The amount of the cost reimbursement for 1994 under this agreement was approximately $150,000.

     A wholly-owned subsidiary of the Corporation assumes reinsurance from members of the Sun Group with respect to certain of the Sun Group's property and casualty insurance business. Assumed reinsurance premiums earned from this business amounted to $264,343,000 for the year 1994. Members of the Sun Group receive profit commissions which are determined by the results of that business. In 1994, commission payments of approximately $467,000 were made.

     The Corporation's property and casualty insurance subsidiaries entered into a stop loss reinsurance agreement with a subsidiary of the Sun Group, effective year end 1985, relating to medical malpractice loss reserves. The agreement provides that the Sun Group will pay up to $285,000,000 of losses and loss adjustment expenses for this discontinued class of business in excess of the initial $225,000,000 to be paid by the property and casualty insurance subsidiaries subsequent to December 31, 1985. In 1994, the property and casualty subsidiaries recovered $9,507,000 of loss and loss adjustment expenses from the Sun Group under this agreement. The agreement provides for contingent profit sharing payments to the property and casualty insurance subsidiaries computed as of December 31, 1990, December 31, 1992 and December 31, 1994. Based on the profit sharing computation as of December 31, 1994, the property and casualty insurance subsidiaries received $20,062,000 in January 1995. The agreement also provides that the property and casualty insurance subsidiaries may elect to commute the remaining liability as of December 31, 1995. In August 1993, the Corporation announced the intention of the property and casualty subsidiaries to exercise this election. The commutation will result in a payment by the Sun Group to the property and casualty subsidiaries of approximately $190,000,000 at year end 1995 and a concurrent reduction in reinsurance recoverable from the Sun Group of approximately $65,000,000. The difference of $125,000,000 represents return premium and was recognized as such in 1993.

     Wholly-owned subsidiaries of the Corporation have entered into two joint ventures with Sun Group companies to market homeowners insurance and surety bonds, respectively.

     Additionally, in the regular course of their international business, the Corporation's property and casualty insurance subsidiaries may and do assume and cede reinsurance to and from members of the Sun Group, as they do with other insurers on similar terms and conditions.

     The Corporation believes that such transactions are all on terms as favorable to the Corporation as those available from unrelated third parties.

                            APPROVAL OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, recommends for approval by the Shareholders the selection of Ernst & Young LLP ("Ernst & Young") as the independent auditors of the Corporation for the year 1995. Ernst & Young has acted as such auditors for the Corporation for many years.

     In addition to its principal service of auditing the financial statements of the Corporation and its subsidiaries, Ernst & Young provided certain non-audit services for the Corporation and its subsidiaries during 1994, and such services were approved by the Audit Committee. In approving such services, the Audit Committee determined that the nature of the services and the estimated fees to be charged would have no adverse effect on the independence of the auditors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

           VOTING, SOLICITATION OF PROXIES AND SHAREHOLDER PROPOSALS

     The Proxy, if returned properly executed and not subsequently revoked by written notice delivered to the Secretary of the Corporation, will be voted in accordance with the choice made by the Shareholder with respect to the proposals listed thereon. If a choice is not made with respect to such proposals and authority to vote for Directors is not withheld, the Proxy will be voted in favor of such proposals and will be voted for the election of Directors as described under "Election of Directors" above.

     Under New Jersey law and the Corporation's By-Laws, each share of Common Stock outstanding on the record date is entitled to one vote at the Annual Meeting of Shareholders, and the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes constitutes a quorum. Votes are tabulated by the Corporation's transfer agent using the transfer agent's automated system. Under New Jersey law, Directors are elected by a plurality of the votes cast at the meeting. The approval of the other proposals at the meeting requires the affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the meeting. Proxies submitted with abstentions and broker non-votes are included in determining whether or not a quorum is present. Votes withheld for the election of Directors have no impact on the election of Directors, except that votes withheld may result in another individual receiving a higher number of votes. Abstentions and broker non-votes are not counted in tabulating the number of votes cast on other proposals presented to Shareholders.

     The Board of Directors is aware of no matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the Shareholders arise, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment.

     The cost of this solicitation of proxies is being borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may use the services of one or more Directors, officers or other regular employees of the Corporation (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons and the Corporation will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, the

Corporation has retained Georgeson & Company Inc., New York, New York, to aid in the solicitation of proxies by mail, in person and by telephone for a fee which is estimated not to exceed $12,500 plus out-of-pocket expenses.

     Proposals by Shareholders intended to be presented at the 1996 Annual Meeting must be received by the Corporation no later than November 15, 1995 in order to be qualified for inclusion in the Corporation's Proxy Statement and form of proxy for such meeting.

                      By order of the Board of Directors,

                                           HENRY G. GULICK
                                              Vice President and Secretary

March 14, 1995

                                                        NOTICE OF

                                                     ANNUAL MEETING

                                                           AND

                                                     PROXY STATEMENT

                                                    Annual Meeting of

                                                      Shareholders

                                                     April 25, 1995

                                                         (LOGO)

                                                  THE CHUBB CORPORATION

PROXY

                            THE CHUBB CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
              THE CORPORATION FOR ANNUAL MEETING APRIL 25, 1995

The undersigned shareholder of THE CHUBB CORPORATION (the "Corporation") acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement each dated March 14, 1995 and the undersigned revokes all prior proxies and appoints DEAN R. O'HARE, HENRY G. GULICK and PHILIP J. SEMPIER, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 11:00 a.m. on April 25, 1995 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

     Election of Directors, Nominees:

     John C. Beck, Percy Chubb, III, Joel J. Cohen, Henry U. Harder, David H. Hoag, Robert V. Lindsay, Thomas C. MacAvoy,
     Gertrude G. Michelson, Dean R. O'Hare, Warren B. Rudman,
     Sir David G. Scholey, CBE, Raymond G. H. Seitz, Lawrence M. Small, and Richard D. Wood.

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE




/ X / PLEASE MARK YOUR VOTES AS THIS EXAMPLE                       7668

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS OF THE CHUBB CORPORATION RECOMMENDS A VOTE FOR:

1.  Election of Directors (see reverse)

             FOR          WITHHELD

             / /             / /

For, except vote withheld from the following nominee(s):

----------------------------------------------------------------------------

2. Approval of Ernst & Young LLP as the independent auditors of the Corporation.

             FOR          AGAINST          ABSTAIN

             / /            / /              / /


SIGNATURE(S)________________________________________________ DATE______________

NOTE: Please sign name exactly as printed hereon. Joint owners should each sign. When signing as attorney, administrator, executor, guardian or trustee, please give title as such.